Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of the 31st day of December, 2013, by MFA FINANCIAL, INC., a Maryland corporation (“MFA” or the “Company”), and STEWART ZIMMERMAN.

W I T N E S S E T H:

WHEREAS, Mr. Zimmerman has served as the Chairman and Chief Executive Officer (“CEO”) of MFA;

WHEREAS, Mr. Zimmerman will retire from MFA and will resign from its Board of Directors, effective as of the close of business on December 31, 2013;

WHEREAS, MFA desires to retain Mr. Zimmerman as an independent consultant to perform certain services for the Company; and

WHEREAS, Mr. Zimmerman is willing to perform such services, on terms set forth more fully below.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1.                                      Term.  Unless earlier terminated pursuant to Section 8, the term of this Agreement shall commence on January 1, 2014 and will continue until the end of the business day on December 31, 2014 (the “Term”).

2.                                      Consulting Services.  As may be reasonably requested by the Company from time to time, Mr. Zimmerman will make himself available by telephone, via email or in person at MFA’s principal offices or such other location as mutually agreed to perform the following services (the “Services”):

2.1                               Consulting and advising William S. Gorin, and/or a designee(s) of the Board of Directors (the “Board”), regarding (i) business, market, legal and regulatory developments and (ii) opportunities and strategies in connection with the business of acquiring and managing a portfolio of residential mortgage-backed securities in a real estate investment trust; and

2.2                               Participating in discussions with MFA regarding strategic initiatives, potential transactions and legislative and regulatory matters, as requested by William S. Gorin and/or the Board’s designee.

2.3                               All Services performed pursuant to this Agreement must be provided personally by Mr. Zimmerman.

3.                                      Consulting Payments.

3.1                               As full compensation for the performance of the Services during the Term, MFA agrees to pay Mr. Zimmerman $65,500.00 per month (the “Payments”).  To receive payment, Mr. Zimmerman must submit a monthly invoice in a form mutually agreed to the attention of MFA’s Human Resources Department. Each of the Payments shall be due not later than 15 days after receipt of each invoice by MFA.

3.2                               In addition, MFA agrees to reimburse Mr. Zimmerman for reasonable and customary expenses (“Expenses”) actually incurred in providing the Services in accordance with the general reimbursement policy of MFA then in effect and communicated to Mr. Zimmerman.  All Expenses must be supported by proper documentation submitted within 30 days of incurring the expense. Expenses shall be reimbursed not later than 20 days after receipt of each invoice by MFA.

4.                                      Confidentiality.  Mr. Zimmerman acknowledges that he acquired during his time as Chairman and CEO and will during the Term have access to information that is treated as confidential and proprietary (“Confidential Information”) by MFA, including, without limitation, client or customer lists, identities, contacts, business and financial information; investment strategies; pricing information or policies, fees or commission arrangements of MFA; marketing plans, projections, presentations or strategies of MFA; financial and budget information of MFA; information regarding the existence or terms of any agreement or relationship between MFA or any of its subsidiaries or affiliates and any other party; and any other information of whatever nature, which gives to MFA or any of its subsidiaries or affiliates an opportunity to obtain an advantage over its competitors who or which do not have access to such information.  Mr. Zimmerman agrees that for the Term and at all times thereafter, he will maintain the confidentiality of all Confidential Information of MFA and any of its subsidiaries or affiliates and, except in furtherance of the business of MFA or as specifically required by law or by court order, he shall not directly or indirectly disclose any such information to any person or entity, nor shall he use Confidential Information for any purpose except for the benefit of MFA.  This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, Mr. Zimmerman; provided, however, that this Section 4 shall not apply to Confidential Information that:  (i) is or becomes publicly known through no act or omission on Mr. Zimmerman’s part; (ii) was rightfully known by Mr. Zimmerman without confidentiality restriction before disclosure to Mr. Zimmerman by MFA; or (iii) becomes rightfully known by Mr. Zimmerman without confidentiality restriction from a source other than MFA that does not owe a duty of confidentiality to MFA with respect thereto.

5.                                      Exclusivity.

5.1                               During the Term, Mr. Zimmerman will not, without the prior written consent of MFA, manage, operate, control or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System, provided that Mr. Zimmerman shall not own more than five percent (5.0%) of the outstanding shares of any publicly-traded company in the business, directly or indirectly, of acquiring residential mortgage-backed securities), or partner with, or serve as or become an officer, member of the board of directors of, employee or consultant with, any entity or person in the business, directly or indirectly, of acquiring residential mortgage-backed securities, including any private or public investment firm, real estate investment trust or broker dealer whose business strategy is based on or who engages in the trading, sales, investment or management of residential mortgage-backed securities.  Mr. Zimmerman agrees that he shall promptly advise the Company of any circumstance that may give rise to a violation of this Section 5.

5.2                               Mr. Zimmerman (i) agrees that he will not engage in any activity that, in the reasonable judgment of the Company, presents or would reasonably be expected to present a conflict of interest with his role as a consultant to the Company under the terms provided herein and (ii) shall promptly advise the Company of any perceived conflict of interest or conflicting policy identified in the course of Mr. Zimmerman’s activities hereunder, and the Company and Mr. Zimmerman shall, in good faith, attempt to resolve any such conflict(s).

5.3                               Mr. Zimmerman hereby represents and warrants to the Company that (i) Mr. Zimmerman is not, and that Mr. Zimmerman’s performance of this Agreement, will not, result in violation of any term of any agreements, including but not limited to any employment-related agreement or contract (written or verbal), or any other agreement relating to the right of Mr. Zimmerman to be retained by the Company, or that would interfere with Mr. Zimmerman’s ability to contribute to the interests of MFA or which would conflict with MFA’s current business activities and (ii) no third party shall have the right to any compensation as a result of Mr. Zimmerman entering into this Agreement.

6.                                      Non-Solicitation.  During the Term, and during the one-year period following the termination or expiration of this Agreement, Mr. Zimmerman will not, without the prior written consent of MFA, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), (i) solicit, encourage, or engage in any activity to induce any employee of MFA (A) to terminate employment with MFA or (B) to become employed by, or to enter into a business relationship with, any other person or entity not affiliated with MFA or (ii) engage in any activity intentionally to interfere with, disrupt or damage the business of MFA, or its relationships with any client, supplier or other business relationship of MFA. Nothing herein shall be construed to prohibit Mr. Zimmerman from placing general advertisements in newspapers or other trade publications seeking to hire individuals in any capacity as long as such advertisements are not targeted directly or indirectly at employees of MFA.

7.                                      MFA Materials.  Mr. Zimmerman acknowledges that all originals and copies of materials, records and documents relating to the business of MFA which are generated by him or coming into his possession during the Term are the sole property of MFA (“MFA Materials”).  Mr. Zimmerman shall not remove, or cause to be removed, from the premises of MFA, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of MFA, except in furtherance of the Services to be provided under this Agreement.  Upon the termination or expiration of the Agreement, or upon request of MFA at any time, Mr. Zimmerman shall promptly deliver to MFA all originals and copies of MFA Materials in his possession or control and shall not retain any originals or copies in any form.

8.                                      Termination.  Notwithstanding the Term, (i) either the Company or Mr. Zimmerman may terminate this Agreement if the other materially breaches this Agreement, and the breaching party fails to remedy or otherwise cures such breach within thirty (30) days after delivery of written notice of such breach by the non-breaching party, and (ii) this Agreement will terminate immediately, and without any action required by either party, upon the earliest of the following events:  (x) Mr. Zimmerman does not within 21 days (or such longer time as the parties may agree) after receipt of the mutual release contemplated by paragraphs 1(c) and 5(h) of the Second Amended and Restated Employment Agreement, entered into as of June 7, 2010, by and between MFA and Mr. Zimmerman, as amended, execute such release (the “Release”); (y) the Release does not become effective or Mr. Zimmerman revokes such release; or (z) the Release is held by a court or tribunal to be invalid or unenforceable based upon legal action initiated by Mr. Zimmerman.  Upon termination pursuant to this Section 8, MFA will have no further liability or obligation to make the Payments, provided that MFA will make Payments and reimburse Expenses for any Services rendered prior to the breach of the Agreement.

9.                                      Independent Contractor Status and Authority.

9.1                               Mr. Zimmerman agrees that (i) he is an independent contractor and not an employee of MFA and will not represent himself as such for any purpose, including, but not limited to, tax purposes, and (ii) he is not entitled to treatment as an MFA employee, including eligibility for any MFA employee benefits.  Since Mr. Zimmerman is not an employee of MFA, he agrees that he shall be liable for all taxes and withholdings applicable to the payment of fees and compensation for the Services hereunder.

9.2                               Mr. Zimmerman assumes full responsibility for his own activities and is free to establish methods and hours of work, free from the direction and control of MFA (consistent with accomplishing the Services), and to carry out activities as he sees fit.  Mr. Zimmerman agrees that he does not have any authority in his capacity as special adviser hereunder to make commitments or enter into contracts on behalf of, bind or otherwise obligate MFA in any manner whatsoever.

9.3                               The parties acknowledge that, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, Mr. Zimmerman will have undergone a “separation from service,” within the meaning of Section 409A, from MFA on December 31, 2013.  MFA and Mr. Zimmerman agree that both parties will report any payments made hereunder in a manner consistent with such position unless contrary to applicable law.

10.                               Remedies.  Mr. Zimmerman agrees that the obligations set forth in Sections 4 through 7 above are reasonable and necessary for the adequate protection of the business and the goodwill of MFA.  If any restriction contained in Sections 4 through 7 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.  In the event that Mr. Zimmerman breaches any of the promises contained in Sections 4 through 7, he acknowledges that MFA’s remedy at law for damages might be inadequate and that MFA will be entitled to seek injunctive or other equitable relief against a breach or threatened breach of

Sections 4 through 7.  The existence of this right to injunctive or other equitable relief, or MFA’s exercise of any of these rights, shall not limit MFA’s right to terminate the Agreement under Section 8 hereof, any other rights or remedies MFA may have in law or in equity, or the right to compensatory and monetary damages.  Mr. Zimmerman hereby agrees to waive his right to a jury trial with respect to any action that related to, arises under or commenced to enforce the terms of this Agreement.

11.                               Warranties.  Mr. Zimmerman warrants that he will comply with all applicable federal, state and local laws and regulations in the performance of the Services. The Company warrants that Mr. Zimmerman will not be required to perform any services that are not in compliance with applicable law.

12.                               Liability.  MFA shall be liable for and shall indemnify and hold Mr. Zimmerman harmless from and against any and all liabilities, losses, claims, demands, actions, judgments, costs and expenses, including but not limited to attorneys’ fees, arising out of or resulting from the negligent acts or omissions of MFA, its employees, officers, directors and agents.  Mr.  Zimmerman shall be liable for and shall indemnify and hold MFA harmless from and against any and all liabilities, losses, taxes, withholdings, claims, demands, actions, judgments, costs and expenses, including, but not limited to, attorneys’ fees, arising out of or resulting from the negligent acts or omissions of Mr. Zimmerman in providing the Services under this Agreement.  NOTWITHSTANDING THE FOREGOING, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR OTHERWISE ARISING OUT OF THIS AGREEMENT.

13.                               Notices.  Any notice required or which may be given hereunder will be in writing and either delivered personally or mailed, by certified or registered mail, postage prepaid, or sent via facsimile, and will be deemed given when so delivered personally or if sent via facsimile, to a facsimile number designated by each party with receipt thereof confirmed electronically, or if mailed, 72 hours after the time of mailing, as follows:

If to Mr. Zimmerman:	Stewart Zimmerman
3063 Wynsum Avenue
Merrick, New York 11566
Telephone: 516-868-8852
Facsimile: 516-868-8837

With a copy to:	Henry Morgenbesser, Esq.
Katzke & Morgenbesser LLP
1345 Avenue of the Americas
New York, New York 10105
Telephone: 646-527-7240

If to the Company:	MFA Financial, Inc.
350 Park Avenue
20th Floor
New York, New York 10022

Attention: Human Resources
Telephone: 212-207-6400
Facsimile: 212-207-6420

14.                               Severability.  In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and shall remain enforceable, and the invalid, illegal or unenforceable provision shall be replaced by the provision which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal, or unenforceable provision.

15.                               Governing Law.  This Agreement and all rights hereunder, and any controversies or disputes arising with respect hereto, shall be governed by and interpreted in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of laws provisions thereof that would apply the law of any other jurisdiction.

16.                               Assignment.  This Agreement shall inure to the benefit of MFA and Mr. Zimmermanand their respective successors, heirs (in the case of Mr. Zimmerman) and assigns. No rights or obligations of MFA under this Agreement may be assigned or transferred by MFA except that any such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which MFA is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of MFA, provided that the assignee or transferee is the successor to all or substantially all of the assets of MFA and such assignee or transferee assumes the liabilities, obligations and duties of MFA, as contained in this Agreement, either contractually or as a matter of law. This Agreement shall not be assignable by the Executive.

17.                               Survival.  The respective rights and obligations of the parties hereunder shall survive any termination of the Term for any reason to the extent necessary to enforce the intended provision of such rights and the intended performance of such obligations.  Without limiting the foregoing, it is understood and agreed that the rights and obligations set forth in Sections 4 through 7 shall survive any termination of the Term.

18.                               Entire Agreement; Successors and Assigns; Amendments.  The Agreement contains the entire agreement between MFA and Mr. Zimmerman concerning the subject matter thereof, and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between them with respect thereto.  This Agreement shall be binding upon and inure to the benefit of MFA and Mr. Zimmerman and, except as stated in Section 16, their respective successors and assigns.  No amendments or modifications to this Agreement shall be binding upon either party unless made in writing and signed by both parties.

19.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MFA FINANCIAL, INC.		/s/ Stewart Zimmerman
STEWART ZIMMERMAN
By:	/s/ George H. Krauss
Name: George H. Krauss
Title: Lead Director